UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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THE LUBRIZOL CORPORATION

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THE LUBRIZOL CORPORATION
29400 Lakeland Boulevard
Wickliffe, Ohio 44092

NOTICE OF ANNUAL MEETING

To Our Shareholders:

The 2005 Annual Meeting of Shareholders of The Lubrizol Corporation will be held at the Radisson Hotel & Conference Center—Eastlake, 35000 Curtis Boulevard, Eastlake, Ohio, on Monday, April 25, 2005, at 10:00 a.m. At the meeting we will ask you to:

1.	Elect two directors for three-year terms;

2.	Consider and act upon a proposal to adopt The Lubrizol Corporation 2005 Stock Incentive Plan;

3.	Confirm the appointment of Deloitte & Touche LLP as the independent registered public accountant; and

4.	Transact other business that is properly presented at the meeting.

Shareholders of record at the close of business on March 4, 2005 may vote at the meeting. The procedures for voting are described in the attached proxy statement.

The business of the meeting and other information of interest to shareholders is described in the attached proxy statement. After the meeting, we will report on current operations and plans, and have a question and answer period.

At the 2004 meeting, approximately 84 percent of the shares were voted either in person or by proxy. Your continued support is appreciated, and we hope that you will be able to join us at the April 25th meeting.

L. M. Reynolds
Secretary

Wickliffe, Ohio
March 16, 2005

RETURN OF PROXIES REQUESTED

Your vote is important. You can vote by
telephone, over the Internet or by mailing the
enclosed proxy card.

PROXY STATEMENT

VOTING INFORMATION

What may I vote on?

The Board of Directors asks for your vote on three proposals:

•	Election of nominees to serve on the Board of Directors;

•	Adoption of The Lubrizol Corporation 2005 Stock Incentive Plan; and

•	Confirmation of the appointment of Deloitte & Touche LLP as the independent registered public accountant.

Who can vote?

People who owned shares at the close of business on March 4, 2005 can vote at the annual meeting. On March 4, 2005, there were 67,676,988 outstanding shares of Lubrizol. Each share is entitled to one vote. This proxy statement and the enclosed proxy card were first mailed to shareholders on or about March 16, 2005.

How do I vote?

You can vote any one of three ways:

•	By Telephone: Call the toll-free number (at no cost to you) on the enclosed proxy card to vote by phone. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded.
If you vote by telephone, you do not need to return the proxy card.

•	Over the Internet: Visit the web site listed on the enclosed proxy card to vote over the Internet. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your vote has been properly recorded.
If you vote over the Internet, you do not need to return the proxy card.

•	By Mail: Mark, sign, date and mail the enclosed proxy card to ADP Investor Communications Services in the enclosed postage-paid envelope.

If you sign and return the proxy card or use the telephone or Internet voting procedures, but do not indicate how you wish to vote, your shares will be voted FOR the three proposals. If you indicate that you abstain, you will be counted as present at the annual meeting for purposes of determining whether there is a majority of outstanding shares at the meeting and you will counted as voting (but not for or against) that issue. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors even if the broker does not receive voting instructions from you. Under the New York Stock Exchange rules, your broker may not vote your shares on the proposal relating to The Lubrizol Corporation 2005 Stock Incentive Plan without instructions from you. Without your voting instructions on this item, a broker non-vote will occur. A broker non-vote will be counted as present at the annual meeting for purposes of determining whether there is a majority of outstanding shares at the meeting but will not be counted as voted.

We are not aware of any other business that will be presented at the annual meeting. But, if there is other business that is properly presented at the meeting, your signature on a proxy card or through the telephone or Internet procedures gives authority to J. L. Hambrick, Chairman, President and Chief Executive Officer, C. P. Cooley, Senior Vice President and Chief Financial Officer, and L. M. Reynolds, Corporate Secretary and Counsel, to vote on those matters in their best judgment.

Please note: If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which voting options are available to you.

Can I revoke my vote?

You may revoke your proxy at any time before it is voted at the meeting by:

•	notifying Lubrizol’s corporate secretary in writing;

•	voting at a later time by telephone or over the Internet;

•	returning a later-dated proxy card; or

•	voting in person at the annual meeting.

Who tabulates the vote?

ADP Investor Communications Services serves as the independent tabulator of votes and inspector of elections. It will report the voting results to us. However, it will not identify to us how you voted on any issue unless:

•	there is a contested election for the Board of Directors;

•	it is required by law; or

•	you request it.

Who is paying for this proxy solicitation?

We are paying for the cost of soliciting your vote, including the cost of mailing the proxy statement and proxy card as well as the costs of the telephone and Internet voting procedures. We will, upon request, reimburse brokerage houses, custodians, nominees and others for the out-of-pocket and reasonable clerical expenses they incur in connection with this proxy solicitation.

How can I help Lubrizol save money by reducing the number of proxy materials sent to my house?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, we are saving money on printing and mailing costs by sending only one proxy statement and annual report to shareholders who have the same last name and address and do not participate in electronic delivery of proxy materials (unless they have told us otherwise). Shareholders who participate in householding will continue to receive separate proxy cards. If you currently share the same last name and address with another Lubrizol shareholder and in the future wish to have just one proxy statement and annual report sent to your address, please contact ADP Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717.

If you participate in householding and you want to receive a separate copy of the annual report or proxy statement either now or in the future, please contact ADP.

If you hold stock through a bank, broker or other holder of record, you can contact them about receiving single or multiple copies of the proxy statements and annual reports.

Instead of receiving a paper copy, can I access the proxy statement and the annual report electronically?

The proxy statement and 2004 annual report are on our Internet site at http://corporate.lubrizol.com/Investors/annualreport.asp.

You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the enclosed proxy card. If you chose this option, we will furnish you with instructions next year containing the Internet address to access our proxy statement and annual report, but you will not receive paper copies of either document.

If you hold stock through a bank, broker or other holder of record, check the information provided by them for instructions on how to elect to view future proxy statements and annual reports over the Internet. Most shareholders who hold stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address to access our proxy statement and annual report.

ELECTION OF DIRECTORS

The authorized number of Lubrizol directors is currently fixed at ten, divided into three classes. Two classes have four members each and one class has two members. The directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

The Organization and Compensation Committee recommended, and the Board of Directors approved, the nomination of the following two people for election as directors at this annual meeting:

•	Peggy Gordon Miller

•	Dominic J. Pileggi

Each of these persons is currently a director and is being nominated for a three-year term which will end in 2008. If either of these people becomes unavailable for election, your signed proxy will be voted for the election of any person who is recommended by the Organization and Compensation Committee or will be voted in favor of holding a vacancy to be filled by the directors. The individuals who receive the greatest number of votes will be elected to the open director positions.

The following information is presented for each person who is being nominated for election as a director and for each other director who will continue in office after the meeting:

NOMINEES FOR ELECTION

PEGGY GORDON MILLER, age 67, is President of South Dakota State University. Prior to joining South Dakota State in 1998, Dr. Miller was Acting Vice President for Academic and International Programs at the American Association of State Colleges and Universities. She has also served as a Senior Fellow at the National Center for Higher Education, President of The University of Akron and Chancellor of Indiana University Northwest. She became a Lubrizol director in 1993. Dr. Miller is also a director of A. Schulman, Inc. She is a member of the National Competitiveness Council, the Governors Value Added Investment Board and serves as Chairman of the Board of the SDSU Growth Partnership. Dr. Miller also chairs the Global Priorities Commission for the American Association of State Colleges and Universities and the Governance & Nominating Committee of A. Schulman. Dr. Miller holds degrees from Transylvania University, Northwestern University and Indiana University.

DOMINIC J. PILEGGI, age 53, is President and Chief Executive Officer of Thomas & Betts Corporation, a leading producer of connectors and components for worldwide electrical markets. Mr. Pileggi was elected Senior Vice President of Thomas & Betts in 2000, Group President-Electrical in 2000, Chief Operating Officer in 2003, President in 2003 and Chief Executive Officer in 2004. Prior to joining Thomas & Betts, Mr. Pileggi was President of EMS Division of Viasystems, Inc., a provider of electronics manufacturing services. Mr. Pileggi was appointed as a Lubrizol director in February 2005. He is also a director of Thomas & Betts Corporation. Mr. Pileggi received a B.A. in economics from Rutgers University.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

JERALD A. BLUMBERG, age 65, resigned in June 2000 as President and Chief Executive Officer of Ambar, Inc., a privately held oilfield services company. Prior to joining Ambar, Inc. in January 1998, Mr. Blumberg held various international and management positions during a 37-year career with E. I. du Pont de Nemours & Company, Inc. From October 1995 until his retirement on December 31, 1997, he was an Executive Vice President, Chairman of DuPont Europe and a member of the Office of the Chief Executive. Mr. Blumberg became a Lubrizol director in 1999. Mr. Blumberg received a B.S. in chemical engineering from Michigan Technological University in 1960. He is a director of NOVA Chemicals Corporation and a member of the National Society of Professional Engineers and the American Institute of Chemical Engineers. Mr. Blumberg’s term as a Lubrizol director expires in 2006.

FOREST J. FARMER, SR., age 64, is President and Chief Executive Officer of The Farmer Group. He is also Chairman, Chief Executive Officer and President of Enerflex Solutions LLC, which provides value-added subassemblies to the automotive industry and of Trillium Teamologies, a technology and engineering services company. Mr. Farmer was associated with Chrysler Corporation from 1968 to 1994 where he held various management positions including General Plants Manager for Car and Truck Assembly Operations. From 1988 until 1994, he was President of Acustar, Inc., an automotive components subsidiary of Chrysler Corporation. Mr. Farmer became a Lubrizol director in January 1997. Mr. Farmer graduated from Purdue University in 1965 with a B.S. degree in biology and physical education. He is a member of the Board of Directors of Saturn Electronics and Engineering, Inc., American Axle & Manufacturing, St. John Health System, the Macomb Hospital Corporation and Friends of Scouting. Mr. Farmer’s term as a Lubrizol director expires in 2006.

JAMES L. HAMBRICK, age 50, is Chairman of the Board, President and Chief Executive Officer. Mr. Hambrick joined Lubrizol as a co-operative education student in 1973 and was hired full-time in 1978. His career has encompassed a variety of responsible positions in operations, marketing, technology and business development. During the 1990’s, Mr. Hambrick led market development activities in the former Soviet Union and in China. He was elected Vice President of Asia-Pacific in April 2000, President in January 2003, Chief Executive Officer on April 26, 2004 and Chairman of the Board on January 3, 2005. He received a B.S. degree in chemical engineering from Texas A&M University in 1978. He is a member of the American Institute of Chemical Engineers. Mr. Hambrick’s term as a Lubrizol director expires in 2007.

GORDON D. HARNETT, age 62, is Chairman and Chief Executive Officer of Brush Engineered Materials Inc., the world’s largest producer of beryllium and beryllium-containing engineered products. Prior to joining Brush in 1991, Mr. Harnett had been Senior Vice President of The B.F. Goodrich Company. From 1977 to 1988, he had held a series of senior executive positions with Tremco Inc., a wholly owned subsidiary of B.F. Goodrich, including President and Chief Executive Officer from 1982 to 1988. From 1969 through 1976, Mr. Harnett worked for McKinsey & Co., including a two-year assignment in Tokyo. Mr. Harnett became a Lubrizol director in 1995. Mr. Harnett graduated from Miami University in 1964 with a B.S. degree in business administration. He received an M.B.A. from Harvard University in 1969. Mr. Harnett is a Director of PolyOne Corporation and EnPro Industries, Inc. In addition, he is a Trustee of University Hospitals of Cleveland and Greater Cleveland Partnership and is Chairman of Cleveland Development Advisors, Inc. Mr. Harnett’s term as a Lubrizol director expires in 2007.

VICTORIA F. HAYNES, age 57, is President and Chief Executive Officer of RTI International. RTI provides government and industry clients with research and development services in health, pharmaceuticals, environmental protection, advanced technologies and public policy. Prior to joining RTI in June 1999, Dr. Haynes was Vice President-Research and Development and Chief Technical Officer at The B.F. Goodrich Company, a specialty chemicals and aerospace company. Dr. Haynes became a Lubrizol director in 1995. Dr. Haynes graduated from the University of California at Berkeley in 1969 with a B.S. in chemistry. She received a M.A. in college teaching in 1971 and a Ph.D. in physical/organic chemistry in 1975 from Boston University and followed with a post-doctoral associate assignment at Purdue University for two years. Dr. Haynes is a director of Nucor Corporation, Ziptronix, Inc., PPG Industries, Inc. and the Kansas Bioscience Authority Board. In addition, she is active in the Council on Competitiveness. Dr. Haynes’ term as a Lubrizol director expires in 2007.

WILLIAM P. MADAR, age 65, retired in March 2004 as Chairman of the Board of Nordson Corporation. He was Chief Executive Officer of Nordson until he retired from that position in November 1997. Nordson Corporation manufactures and markets worldwide industrial equipment, along with the software and application technologies that enhance its use. He is Chairman of the Board of CPref, a developer of software for the market research industry. A 1961 graduate of Purdue University with a B.S. degree in chemical engineering, he earned an M.B.A. from Stanford University in 1965. Mr. Madar became a Lubrizol director in 1992. He is a director of Brush Engineered Materials Inc. and a trustee of the Cleveland Museum of Art. He is also co-chairman of the Advisory Committee for the Ohio Innovation Fund, an early stage venture capital fund. Mr. Madar’s term as a Lubrizol director expires in 2007.

RONALD A. MITSCH, age 70, retired in October 1998 as Vice Chairman and Executive Vice President-Industrial and Consumer Markets of 3M Company, a manufacturer of products for industrial, commercial, health care and consumer markets. He began his career with 3M in 1960 as a Senior Research Chemist. He served various assignments in research and in 1979 was named Managing Director, 3M Netherlands. He returned to the United States in 1981 as Research and Development Vice President, Life Sciences Sector. He was named Group Vice President, Traffic and Personal Safety Products in 1985, Senior Vice President, Research and Development in 1990, Executive Vice President in 1991 and Vice Chairman in 1995. Dr. Mitsch graduated from Hamline University in 1956 with a B.S. in chemistry. He received a M.S. in organic chemistry in 1958 and a Ph.D. in organic chemistry in 1960 from the University of Nebraska. Dr. Mitsch became a Lubrizol director in 1991. He is a director of Material Sciences Corporation where he is also non-employee Chairman of the Board. In addition, he is an Emeritus Trustee on the Board of Trustees of Hamline University. The Organization and Compensation Committee requested and Dr. Mitsch agreed to continue in his term beyond the 2004 Annual Shareholders Meeting. Dr. Mitsch’s term as a Lubrizol director expires in 2006.

DANIEL E. SOMERS, age 57, is Vice Chairman of Blaylock & Partners LP, a minority-owned investment banking group in New York. He retired in October 2001 as President and Chief Executive Officer of AT&T Broadband, which provides local and long distance service, high speed Internet access and home entertainment services. Previously, Mr. Somers was Senior Executive Vice President and Chief Financial Officer of AT&T from May 1997 to December 1999. Prior to joining AT&T, Mr. Somers was Chairman and Chief Executive Officer of Bell Cablemedia, plc, of London for two years. From 1992 to 1995, he was Executive Vice President and Chief Financial Officer of Bell Canada International, Inc. Prior to joining Bell Canada, Mr. Somers held a number of senior executive, financial and operating-management positions with Radio Atlantic Holdings, Ltd. and Imasco Ltd. Mr. Somers became a Lubrizol director in 1999. Mr. Somers received a B.S. degree in finance from Stonehill College in North Easton, Massachusetts in 1969. Mr. Somers is a director of The Chubb Corporation and Boston Communications Group, Inc. and he is Vice Chairman of the Board of Trustees of Stonehill College. Mr. Somers’ term as a Lubrizol director expires in 2006.

DIRECTOR INDEPENDENCE

In addition to the independence criteria under the New York Stock Exchange listing standards, the Board of Directors adopted the following categorical standards to determine director independence:

Former Employees.  A director will not be considered independent if during any of the past three years he or she has been an employee or whose immediate family member has been an executive officer of Lubrizol or any of its subsidiaries.

Former Auditors.  A director will not be considered independent if: (a) the director or immediate family member is a current partner of Lubrizol’s internal or external auditor; (b) the director is an employee of Lubrizol’s internal or external auditor; (c) the director has an immediate family member who is a current employee of Lubrizol’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) during any of the past three years (but is no longer), the director or an immediate family member was a partner or employee of Lubrizol’s internal or external auditor and worked personally on Lubrizol’s audit during that time.

Interlocking Directorates.  A director will not be considered independent if, during any of the past three years, he or she, or an immediate family member, has been an executive officer of another company for which a Lubrizol executive officer serves on that company’s board of directors.

Immediate Family Members.  The following individuals are considered immediate family members: spouses, parents, children, siblings, mothers- and fathers-in law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone who shares the director’s home.

Attorneys, Investment Bankers, Consultants.  A director will not be considered independent if he or she is affiliated with a firm that is an attorney, investment banker, consultant or similar advisor to Lubrizol.

Significant Customer or Supplier.  A director will not be considered independent if he or she is affiliated with or whose immediate family member is an executive officer of a customer that represents more than the greater of $1 million or 2% of our total consolidated gross revenues. A director will not be considered independent if he or she is affiliated with or whose immediate family member is an executive officer of a supplier of which we represent more than the greater of $1 million or 2% of its total consolidated gross revenues.

Significant Charitable Contribution Recipient.   A director will not be considered independent if he or she is employed as an executive officer of a not-for-profit entity of which we represent more than the greater of $1 million or 2% of its consolidated gross revenues.

The Board has determined that Jerald A. Blumberg, Forest J. Farmer, Sr., Gordon D. Harnett, Victoria F. Haynes, William P. Madar, Peggy Gordon Miller, Ronald A. Mitsch, Dominic J. Pileggi and Daniel E. Somers meet these standards of independence.

LEAD OUTSIDE DIRECTOR

Pursuant to the Board of Director Governance Guidelines, the Chair of the Organization and Compensation Committee serves as the lead outside director, who presides over executive sessions of the outside directors. You may communicate with the outside directors of the Board through the lead outside director by sending a letter marked “Confidential” and addressed to:

Lead Director, The Lubrizol Corporation Board of Directors c/o Leslie M. Reynolds, Corporate Secretary The Lubrizol Corporation 29400 Lakeland Boulevard Wickliffe, OH 44092

You may also send an email to the lead outside director through Lubrizol’s corporate secretary at lmre@lubrizol.com by indicating “Lead Director” in the subject line. The corporate secretary will forward these emails to the lead outside director.

ANNUAL MEETING ATTENDANCE

The Lubrizol Corporation Board of Directors Governance Guidelines provide that the expectation for attendance at meetings is 100 percent, including the Annual Meeting of Shareholders. Each director attended the Annual Meeting of Shareholders on April 26, 2004.

BOARD COMMITTEES

The Board of Directors held eleven meetings during 2004. The Board has several committees, including an Organization and Compensation Committee and an Audit Committee. The Board has adopted written charters for each committee.

Organization and Compensation Committee

The Organization and Compensation Committee is made up of all of the outside directors and its responsibilities include corporate governance, director nominations and executive compensation. The committee held seven meetings during 2004. Its principal functions are to:

•	Annually review the written charter and corporate governance and perform a self-assessment.

•	Review and approve the proxy statement, including the Report of the Organization and Compensation Committee on Executive Compensation.

•	Determine criteria for selecting new directors and review and recommend candidates for election as directors.

•	Review and recommend candidates for election as officers.

•	Oversee evaluation of the Board of Directors and management.

•	Evaluate the performance of the chief executive officer.

•	Set the compensation for the Board of Directors and the chief executive officer.

•	Review and approve officer compensation and executive employment agreements.

•	Assure effective succession planning is conducted for the chief executive officer and other executive officers.

•	Designate employees to receive grants of stock options and other stock awards and determine the type and size of the awards.

•	Determine the size of the fund pools for the profit sharing plan, year-end variable compensation plan and the annual incentive pay plan.

•	Designate employees to receive awards under the annual incentive pay plan.

The committee identifies nominees for director through discussions with the directors or other entities that may come in contact with qualified persons. If desired, the committee will retain a search firm to identify nominees and will approve search firm fees to be paid by Lubrizol. This committee will consider shareholder recommendations for director nominations. These recommendations should be submitted in writing to Lubrizol’s corporate secretary by January 1st before the next annual meeting.

The committee reviews and assesses the following criteria for all nominees for directors, regardless of the source of the recommendation: independence, diversity, age, judgment, skill, integrity, willingness to make the required time commitment, the interplay of the candidate’s experience with the experience of the other Board members and skills necessary to the needs of the Board at the time of the opening.

The members of this committee are all of the outside directors. The Board has determined that each of the members is independent under the rules of the New York Stock Exchange and our independence criteria. The chair of this committee serves as the lead outside director for purposes of chairing regularly scheduled meetings of outside directors and for other responsibilities which the outside directors designate. Gordon D. Harnett, chair of this committee, currently is the lead outside director.

Audit Committee

The principal functions of the Audit Committee are to:

•	Annually appoint the independent registered public accountant and evaluate with management the performance of the independent registered public accountant. The independent registered public accountant is ultimately accountable to the Board and the Audit Committee.

•	Review with the independent registered public accountant and internal auditors the planned scope and results of audits and pre-approve all audit and non-audit services performed by the independent registered public accountant.

•	Hold conferences and review with the auditors matters that affect the financial statements and the results of the independent registered public accountant’s reviews, annual audit and reports.

•	Review the adequacy and effectiveness of the internal audit function.

•	Oversee Lubrizol’s internal control structure.

•	Receive, retain and address complaints received by Lubrizol regarding accounting, internal accounting controls or auditing matters.

•	Provide oversight of the activities of the chief ethics officer and review procedures for monitoring compliance with Lubrizol’s Ethical and Legal Conduct Guidelines.

•	Discuss risk assessment and risk management policies.

•	Annually review the written charter and perform a self-assessment.

•	Obtain advice and assistance from outside advisors, as desired.

•	Set clear hiring policies for employees or former employees of the independent registered public accountant.

•	Periodically report the activities of the committee to the Board.

In performing its functions, the Audit Committee acts in an oversight capacity for Lubrizol’s management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of Lubrizol’s financial statements or filings, or conducting audits of financial statements.

The members of the Audit Committee are Daniel E. Somers (Chair), Victoria F. Haynes, William P. Madar and Ronald A. Mitsch. None of the members sit on more than three audit committees of public companies.

The Board of Directors has determined that Lubrizol has serving on the Audit Committee at least one audit committee financial expert, as defined in Item 401(h)(2) of Regulation S-K. Daniel E. Somers, Chair, is the audit committee financial expert. The Board has determined that Mr. Somers and each of the members of the Audit Committee are independent under the New York Stock Exchange listing standards and our independence standards.

Audit Committee Report

The Audit Committee reviews Lubrizol’s financial reporting process on behalf of the Board of Directors. The committee held five meetings during 2004. During these meetings, the committee reviewed and discussed the audited financial statements for 2004 separately with management and Lubrizol’s independent registered public accountant. The discussions with the independent registered public accountant included matters required to be discussed by the Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, and other regulations. In addition, the committee received from the independent registered public accountant written independence disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accountant its independence. Based on the review of the audited financial statements and the discussions described above, the committee recommended to the Board of Directors that the audited financial statements be included in Lubrizol’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Daniel E. Somers, Chair	William P. Madar

Victoria F. Haynes	Ronald A. Mitsch

GOVERNANCE GUIDELINES AND COMMITTEE CHARTERS

The Lubrizol Corporation Board of Directors Guidelines and all the committee charters are located on our Internet site at http://corporate.lubrizol.com/Investors/governance/default.asp.

DIRECTOR COMPENSATION

Directors who are not Lubrizol employees receive a yearly cash retainer fee of $32,500, plus $1,100 for each Board meeting they attend and $1,100 for each committee meeting they attend. If a committee meeting is held on a different day from a Board meeting, they receive $1,300 for the committee meeting.

Directors who are not Lubrizol employees may participate in a deferred compensation plan for directors. Under this plan, directors may defer all or any portion of their yearly fee and meeting attendance fees and have these amounts credited to various cash investment accounts and/or a share unit account. The investment returns of the cash investment accounts equal the performance of investment portfolios designated by the Organization and Compensation Committee. The number of share units credited to the share unit account is based on the price of Lubrizol common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on the Lubrizol common shares. When a person is no longer a director, cash is distributed from the person’s cash account and Lubrizol common shares are issued equal to the number of share units in the person’s share unit account.

Subject to shareholder approval at the April 25, 2005 meeting, on the date of each annual meeting, each director who is not a Lubrizol employee will automatically receive a grant of $60,000 worth of restricted stock units under the 2005 Stock Incentive Plan. At the end of the one-year restriction period, Lubrizol common shares will be issued equal to the number of restricted stock units granted. A director may elect prior to the year of the grant to defer part or all of the distribution of common shares under the deferred compensation plan for directors.

DIRECTOR SHARE OWNERSHIP GUIDELINES

We have share ownership guidelines that require each nonemployee director to own at least 5,200 Lubrizol common shares. New directors have five years to reach this target.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND LARGE BENEFICIAL OWNERS

The following table shows the number of Lubrizol common shares beneficially owned on January 31, 2005 by each director and each executive officer named in this proxy statement and by all officers and directors as a group. Each person has sole voting and investment power for all the shares shown, unless otherwise noted. Mr. Bares, who resigned as Chairman of the Board on January 3, 2005 upon his retirement from Lubrizol, beneficially owns 1.3% of Lubrizol shares based on the total shown in the table below. No other executive officer or director owns more than one percent of Lubrizol common shares. All executive officers and directors as a group own approximately 3.1 percent of Lubrizol common shares.

	Amount and Nature of Beneficial Ownership
Name of beneficial owner	Total		Direct Ownership (1)		Employee Plan (2)	Exercisable Options (3)		Deferred Share Units (4)
W. G. Bares (5)	893,607		114,936			743,622		35,049
Jerald A. Blumberg	24,837		1,000			13,875		9,962
D. W. Bogus	88,442		1,980		4,717	66,000		15,745	(6)
C. P. Cooley	149,305		6,906		2,579	124,944		14,876
Forest J. Farmer, Sr	26,495		225			17,875		8,395
J. L. Hambrick	108,158		3,114		15,737	78,500		10,807
Gordon D. Harnett	38,282		200			19,875		18,207
Victoria F. Haynes	28,061		500			19,875		7,686
G. R. Hill (7)	267,211		45,706		3,581	210,000		7,924
S. F. Kirk	194,009		20,332		145	158,488		15,044
William P. Madar	45,850		2,295			21,595		21,960
Peggy Gordon Miller	29,220		1,100			21,875		6,245
Ronald A. Mitsch	30,720		2,000			13,700		6,245
Dominic J. Pileggi (8)		(8)		(8)			(8)		(8)
D. E. Somers	22,455		1,469			13,875		7,111
All Executive Officers and Directors as a Group	2,368,403		222,047		52,700	1,891,751		201,905

(1)	This column includes shares owned by or jointly with family members, including 300 of Mr. Bogus’ shares, 114 of Mr. Hambrick’s shares, 15,593 of Mr. Kirk’s shares and 19,200 of the shares held by the group, for which each has shared voting and investment power.

(2)	This column shows shares held in the profit sharing and savings plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that are currently exercisable or will be exercisable by March 31, 2005.

(4)	This column shows the indirect share ownership held by outside directors and officers under various deferred compensation plans described in this proxy statement. Some share units attributable to deferrals on or after January 1, 2004 will be paid solely in cash.

(5)	Mr. Bares resigned as a Chairman of the Board on January 3, 2005 upon his retirement from Lubrizol as an employee.

(6)	This includes 2,737 share units under a supplemental retirement plan. Share units attributable to additions to the plan on or after January 1, 2004 will be paid solely in cash.

(7)	Dr. Hill retired from Lubrizol on September 30, 2004.

(8)	Mr. Pileggi was appointed to the Board of Directors on February 21, 2005. As of February 21, 2005 Mr. Pileggi owned 1,000 shares.

Share Ownership Guidelines

We have share ownership guidelines that require executive officers to hold shares having a value between 1.5 and 4 times their fixed pay, depending on their position.

Five Percent Beneficial Owners

The following table lists each person we know to be an owner of more than 5% of our shares on December 31, 2004.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Mac-Per-Wolf Company 310 S. Michigan Ave, Suite 2600 Chicago, IL 60604	4,226,519(1)	6.3%	(1)

(1)	This information was obtained from a Schedule 13G dated January 31, 2005, filed by Mac-Per-Wolf Company, which is an investment adviser registered under the Investment Advisers Act of 1940. Mac-Per-Wolf Company reported sole voting power as to 4,226,519 shares, shared voting power as to zero shares, sole investment power as to 4,225,519 shares and shared investment power as to zero shares.

EXECUTIVE COMPENSATION

The following table shows the compensation for 2004, 2003 and 2002 of each of the named executive officers for 2004.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards			Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards		Securities Underlying Options/ SARs (#) (2)	Long-term Incentive Payouts	All Other Compensation (3)
J. L. Hambrick	2004	$623,881	$800,000	$128,905	0		0	N/A	$27,922
Chairman of the Board,	2003	373,208	215,000	90,549	0		0	N/A	73,065
President and Chief	2002	193,076	146,000	4,777	0		16,500	N/A	10,041
Executive Officer

W. G. Bares	2004	439,880	500,000	10,487	0		0	N/A	28,135
Retired Chairman of	2003	852,054	505,000	8,053	0		0	N/A	744,082
The Board (4)	2002	823,789	900,000	9,640	0		159,995	N/A	39,487

C. P. Cooley	2004	359,859	318,000	3,078	0		0	N/A	16,586
Senior Vice	2003	313,355	131,000	3,514	$457,500	(5)	0	N/A	104,619
President and Chief	2002	298,075	215,000	3,365	0		29,036	N/A	13,813
Financial Officer

S. F. Kirk	2004	324,806	298,000	60,889	0		5,390	N/A	15,516
Senior Vice	2003	290,390	124,000	3,745	457,500	(5)	0	N/A	148,879
President	2002	277,281	203,000	3,365	0		33,672	N/A	13,027

D. W. Bogus	2004	313,400	288,000	2,813	0		0	N/A	31,531	(6)
Senior Vice	2003	279,921	135,000	3,163	457,500	(5)	0	N/A	118,860	(6)
President	2002	267,226	203,000	2,577	0		16,500	N/A	27,060	(6)

George R. Hill	2004	332,896	160,000	6,398	0		0	N/A	463,663	(8)
Retired Senior	2003	385,742	160,000	2,524	0		0	N/A	245,319
Vice President (7)	2002	373,207	265,000	3,054	0		40,000	N/A	23,771

(1)	This column reflects the payment of taxes by us on behalf of the officer relating to the use of financial planning services. For Mr. Bares in 2003, it also includes the payment of taxes by us relating to his use of company transportation. For Mr. Hambrick in 2003 and Mr. Kirk in 2004, it also includes $66,711 and $41,250, respectively, for business club initiation fees. For Mr. Hambrick in 2004, it includes the payment of taxes by us on his behalf as a result of his overseas assignment pursuant to our tax equalization policy that applies to all employees on overseas assignments.

(2)	This column reflects the number of Lubrizol common shares covered by stock options granted during the year.

(3)	This column reflects our contributions to the profit sharing and savings plan for these executives, including accruals to the related supplemental defined contribution plan and amounts expensed under the executive death benefit program, described on page 21. These amounts have not been received by these executives. This column also reflects the dollar value of Lubrizol common shares that became distributable on March 24, 2003 under the 1991 Stock Incentive Plan pursuant to the performance share stock award program. The number and market value of shares distributable on March 24, 2003 for each of the named executive officers is as follows: Mr. Bares, 23,500 shares, $705,000; Mr. Hambrick, 1,500 shares, $45,000; Mr. Cooley, 3,000 shares, $90,000; Mr. Bogus, 3,000 shares, $90,000; Mr. Kirk, 4,500 shares, $135,000; and Dr. Hill, 7,500 shares, $225,000.

(4)	Mr. Bares was replaced by Mr. Hambrick as Chief Executive Officer on April 26, 2004. Mr. Bares remained Chairman of the Board, an employee and an executive officer of Lubrizol until his retirement from Lubrizol on January 3, 2005.

(5)	Effective January 1, 2003, the Organization and Compensation Committee granted 15,000 restricted shares to each of Mr. Cooley, Mr. Kirk and Mr. Bogus as part of their respective executive employment agreements. The shares will be issued only if the executive is still an employee of Lubrizol on January 1, 2008. The dollar value of the restricted shares on December 31, 2004 was $552,900. Dividends are not paid on the restricted shares.

(6)	This amount includes the grant date value of share units credited to a supplemental retirement account described on page 21. These amounts have not been received by this executive.

(7)	Dr. Hill retired from Lubrizol on September 30, 2004.

(8)	This amount includes a payment of $454,615 to Dr. Hill pursuant to an Early Retirement Agreement described on page 22.

Perquisites

We provide taxable financial planning services to our executive officers, which are grossed-up for taxes. We value this benefit based on the actual charge for the services, which amount is included in the executive officers’ incomes. We also provide executive officers and their spouses with annual physicals. We provide some of the executive officers with club memberships used for business purposes, which are available for personal use as well. We do not allow any executive officer to use the company plane for personal use.

Stock Incentive Plans

As discussed under “Approval of The Lubrizol Corporation 2005 Stock Incentive Plan” on page 26, the Board of Directors has adopted and is submitting to the shareholders for approval the 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan is intended to replace Lubrizol’s 1991 Stock Incentive Plan, which was terminated by the Board with respect to future grants effective November 15, 2004. Outstanding grants under the 1991 Plan will remain effective subject to their terms.

Our 1991 Stock Incentive Plan allowed for grants of incentive and nonstatutory stock options, as well as stock appreciation rights, restricted and nonrestricted stock awards. Any of our employees and our subsidiaries’ employees were eligible to be selected to participate in the plan. The plan is administered by the Organization and Compensation Committee, which selected participants and determined the type and amount of awards granted.

The number of Lubrizol common shares available under the plan during a calendar year was 1% of the outstanding shares on January 1st of that year, plus any unused shares from previous years. The option price for outstanding stock options is not less than the average of the high and the low market price of shares on the grant date. The term of each option was fixed by the committee. Participants can exercise their options 50% after one year, 75% after two years and 100% after three years. All outstanding options become fully exercisable upon a change of control.

We also have options outstanding under the 1985 Employee Stock Option Plan. However, no new options will be granted under this plan.

The following tables show option transactions for the named executive officers during 2004. No stock appreciation rights were granted, exercised or outstanding in 2004.

Option Grants in 2004

	Individual Grants
	Number of Shares Underlying Options		% of Total Options Granted to Employees	Exercise or Base	Expiration	Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation for Option Term (2)
Name	Granted/SARs		in 2004	Price (1)	Date	5%	10%
J. L. Hambrick	0		N/A	N/A	N/A	N/A	N/A
W. G. Bares	0		N/A	N/A	N/A	N/A	N/A
C. P. Cooley	0		N/A	N/A	N/A	N/A	N/A
S. F. Kirk	5,390	(3)	.92%	$30.175	03/22/2009	$102,285	$259,211
D. W. Bogus	0		N/A	N/A	N/A	N/A	N/A
G. R. Hill	0		N/A	N/A	N/A	N/A	N/A

(1)	This column shows the average of the high and low sales prices as reported on the New York Stock Exchange on the grant date.

(2)	The assumed rates of appreciation shown are established by the Securities and Exchange Commission and are not meant to represent either past or future appreciation rates for Lubrizol shares. If the assumed annual appreciation rates were applied to the fair market value of Lubrizol shares at December 31, 2004 ($37.055 per share), then at the end of a 10-year option term the per share market price of the shares would be $60.36 at a 5% appreciation rate and $96.11 at a 10% appreciation rate.

(3)	The amount shown reflects a reload option granted in an amount equal to the number of common shares used in the payment of the exercise price of another option.

Aggregated Option Exercises in 2004 and December 31, 2004 Option Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options At December 31, 2004		Value of Unexercised In-the-Money Options At December 31, 2004 (2)
Name	On Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
J. L. Hambrick	0	N/A	74,375	4,125	$505,197	$12,293
W. G. Bares	67,255	$521,603	714,872	28,750	3,986,375	85,675
C. P. Cooley	7,818	100,961	118,194	6,750	747,233	20,115
S. F. Kirk	10,000	48,975	151,738	6,750	830,294	20,115
D. W. Bogus	0	N/A	61,875	4,125	399,836	12,293
G. R. Hill	59,231	554,451	230,000	N/A	1,211,125	N/A

(1)	The amounts in these columns are the differences between the fair market value at the exercise date of the Lubrizol shares acquired through the option exercises and the exercise price of the option.

(2)	The amounts in these columns are the differences between the fair market value of Lubrizol shares at December 31, 2004 ($37.055 per share), and the exercise price of the option. An option is considered in-the-money when the fair market value of the shares is greater than the exercise price of the option.

Long-Term Incentive Plan

Long-Term Incentive Plan — Awards in 2005 (1)

	Number of	Performance or Other Period Until	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Shares, Units Or Other Rights	Maturation or Payout	Threshold # of Shares (3)	Target # of Shares (3)	Maximum # of Shares (3)
J. L. Hambrick (4)	(1)	(2)	20,000	40,000	80,000
W. G. Bares	N/A	N/A	N/A	N/A	N/A
C. P. Cooley	(1)	(2)	4,300	8,600	17,200
S. F. Kirk	(1)	(2)	3,600	7,200	14,400
D. W. Bogus	(1)	(2)	3,500	7,000	14,000
G. R. Hill	N/A	N/A	N/A	N/A	N/A

(1)	The Organization and Compensation Committee approved dollar-based target awards for Mr. Hambrick, Mr. Cooley, Mr. Kirk and Mr. Bogus at the end of the 2004. Fifty percent of the award was converted into a number of stock options based on a Black-Scholes value of $8.54 per share. This value was determined towards the end of 2004 when the committee approved the dollar-based target awards and took into consideration the average price of Lubrizol common shares at that time. If The Lubrizol Corporation 2005 Stock Incentive Plan is approved by shareholders at the 2005 Annual Meeting of Shareholders, the following number of options will be granted to the named executive officers: Mr. Hambrick, 163,900 options; Mr. Cooley, 35,200 options; Mr. Kirk, 29,500 options and Mr. Bogus, 28,700 options. The exercise price of these options will be the fair market value of Lubrizol common shares on the date of the grant.

Fifty percent of the dollar-based target award was converted into a number of share units based on a price of $35.00 per share. This price was determined in December 2004 when the committee approved the dollar-based target awards and was based on the average price of the Lubrizol common shares at that time. There are no voting or dividend rights associated with the share units until the end of the performance period and payouts, if any, are made in shares. Target awards correspond to predetermined three-year EBITDA and/or EPS growth rate targets. The three-year growth rates must reach minimum predetermined thresholds before any payout of share units would be made. The maximum payout corresponds to three-year growth rates that are more than 150% of the target growth rates. If targets are met, the Organization and Compensation Committee has the sole discretion to pay the share units in common shares, but only if a shareholder-approved vehicle is available from which to issue shares.

If a shareholder-approved vehicle is not available from which to grant the options and share units, the original dollar-based long-term incentive plan target awards would be paid in cash based on the pre-determined three-year EBITDA and/or EPS growth rate targets. The following table shows the dollar-based long-term incentive plan awards.

Name	Threshold	Target	Maximum
J. L. Hambrick	$1,400,000	$2,800,000	$5,600,000
C. P. Cooley	300,347	600,694	1,201,388
S. F. Kirk	252,009	504,018	1,008,036
D. W. Bogus	245,023	490,046	980,092

(2)	The performance period runs from 2005–2007. Payouts of share units, if any, will be made in 2008.

(3)	This column show shows the number of share units under the award.

(4)	As a result of Mr. Hambrick’s new role and responsibilities, his target long-term incentive award for the 2004–2006 performance period was increased from $478,522 and 6,695 share units to $1,592,500 and 22,282 share units. The threshold award was increased from $239,261 and 3,348 shares units to $796,250 and 11,141 shares units and the maximum award was increased from $1,435,565 and 20,086 share units to $4,777,500 and 66,846 share units.

Report of the Organization and Compensation Committee on Executive Compensation

The Organization and Compensation Committee approves the compensation packages for executive officers. The committee consists of all of the outside directors.

Factors Considered by the Committee

In carrying out its responsibilities in 2004, the committee considered the following:

•	Advice from outside consultants on all aspects of Lubrizol’s compensation policies, including comparisons to the policies and practices of other companies;

•	Relevant trends in executive compensation practices;

•	Lubrizol’s financial performance;

•	Lubrizol’s business performance;

•	Lubrizol’s compensation policies and practices for employees generally;

•	Recommendations of executive management on compensation of key employees including executive officers; and

•	The committee’s and Lubrizol’s historical philosophy to reward according to Lubrizol’s performance and according to individual contribution, including the individual’s commitment to Lubrizol.

Cash Compensation of Employees Generally

The cash compensation of employees, including the executive officers named in the compensation table in this proxy statement, consists of base (fixed) salary and a variable pay component. Employee base salary is designed to be within the mid-level range of salaries for persons having similar jobs in the chemical and related industries.

The variable pay component authorized by the committee for employees, other than executive officers and other key employees, is paid in the first quarter and is based upon a percentage of the previous year’s net income. Variable pay is allocated to employees based on a uniform percentage of each employee’s base salary.

Cash Compensation of Executive Officers

The base salary practices for employees also apply to executive officers.

For executive officers, three separate surveys selected by the committee’s compensation consultant are used to determine base (fixed) salary. These surveys include more companies than the published industry line-of-business indices used to compare total shareholder return on page 19 of this proxy statement. However, 10 peer chemical companies are included in both the salary surveys and the published industry indices. In addition, for the named executive officers (excluding Mr. Bares, who retired on January 3, 2005 and Dr. Hill, who retired on September 30, 2004), total compensation levels and practices are analyzed using compensation data published in each peer organization’s proxy statement. This analysis considers fixed salary, annual incentive, total cash compensation, long-term incentives and total compensation.

In addition, Lubrizol’s three-year performance is compared to a peer group of 12 companies by analyzing total shareholder return, economic value added, return on equity, return on assets and growth in basic earnings per share. This analysis helps ensure that total executive pay is in alignment with Lubrizol’s performance relative to its peer group.

The committee administers the executive compensation policy with the objective of keeping executive compensation comparable with other companies in the chemical and related industries. The average executive fixed salary in 2004 was below the mid-level range when compared to fixed compensation paid by companies in the surveys.

Executive officers and other key employees can receive variable cash compensation under a performance pay plan. The committee determines a percentage of annual net income to establish the amount available under this plan. For 2004, this percentage was based on objective financial measures and objective and subjective performance measures for initiatives for running the business and changing the business. The objective financial metrics include earnings per share, acquisition-related performance and contribution income measures.

Sixty percent of the weighting for all the performance measures is based upon financial measures with the largest portion weighted to earnings per share. The amount of payout under the performance pay plan will vary based upon goal accomplishment. Even if other goals are reached, earnings per share must reach a minimum predetermined target before the plan will make payments.

For 2005 and beyond, following the acquisition of Noveon International, Inc., the variable cash component of compensation is under an annual incentive plan. The committee determines a percentage of annual net income to establish the amount available under this plan. For 2005, the percentage is primarily driven by weighted EBITDA targets at the corporate and business segment levels. A minimum predetermined target must be reached before the plan will make payments.

The committee has the discretion to adjust the amount available under the performance pay plan and to determine individual payouts under the performance pay plan based upon an executive’s level of responsibility, recommendations by executive management and a subjective judgment by the committee of the executive’s contribution to Lubrizol’s financial and business performance.

Long-term Incentive Compensation

In 2002, the committee approved a long-term performance incentive program that will provide to certain executive officers a target payout of cash and shares in 2006 if a three-year earnings per share growth target is met. The 2003–2005 earnings per share growth target was set by the committee prior to the beginning of 2003. The payout percentage will vary up or down based upon the actual three-year earnings per share growth. The three-year earnings per share growth must reach a minimum threshold of the predetermined target or no long-term incentive benefits will be paid.

In December 2003, the committee approved a three-year earnings per share growth target for the three-year period of 2004–2006. If the three-year earnings per share growth reaches a minimum threshold of the predetermined target, cash and, at the discretion of the committee, shares will be paid if a shareholder-approved equity plan exists in 2007.

2005 Long-Term Incentive Compensation Practice Changes

During 2004, the committee met extensively to consider and adopt changes to the long term compensation practices for key executive officers and the chief executive officer. The changes are meant to more closely align their compensation with Lubrizol’s performance and shareholder interest. These changes are effective beginning in with 2005.

As a result of these changes, at the end of 2004, the committee approved dollar-based target awards for key executive officers including Mr. Hambrick, Mr. Cooley, Mr. Kirk and Mr. Bogus. Fifty percent of the award was converted into a number of stock options based on a Black-Scholes value of $8.54 per share. This value was determined towards the end of 2004 when the committee approved the dollar-based target awards and took into consideration the average price of Lubrizol common shares at that time. If The Lubrizol Corporation 2005 Stock Incentive Plan is approved by shareholders at the 2005 Annual Meeting of Shareholders, options will be granted to these executive officers. The exercise price of these options will be the fair market value of Lubrizol common shares on the date of the grant.

Fifty percent of the dollar-based target awards was converted into a number of share units based on a price of $35.00 per share. This price was determined in December 2004 when the committee approved the dollar-based target awards and was based on the average price of the Lubrizol common shares at that time. There are no voting or dividend rights associated with the share units until the end of the performance period and payouts, if any, are made in shares. Target awards correspond to predetermined three-year EBITDA and/or EPS growth rate targets. The three-year growth rates must reach minimum predetermined thresholds before any payout of share units would be made. The maximum payout corresponds to three-year growth rates that are more than 150% of the target growth rates. If targets are met, the Organization and Compensation Committee has the sole discretion to pay the share units in common shares, but only if a shareholder-approved vehicle is available from which to issue shares.

If a shareholder-approved vehicle is not available from which to grant the options and share units, the original dollar-based long term incentive plan target awards would be paid in cash in 2008 based on the predetermined three-year EBITDA and/or EPS growth rate targets.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation paid to specified executive officers of public companies. All compensation paid for 2004 to Lubrizol executive officers qualified for deduction.

Compensation of the Chief Executive Officer

J. L. Hambrick became Chief Executive Officer on April 26, 2004 and Chairman of the Board of The Lubrizol Corporation on January 3, 2005. The committee’s intent is to set Mr. Hambrick’s base (fixed) salary within a range that is competitive with the fixed salaries of other comparably situated executives in the chemical and related industries. To reflect Mr. Hambrick’s significant increase in role and responsibility, his annual salary increased from $390,629 to $650,000 in April 2004. Following the acquisition of Noveon International, Inc. and recognizing the increased scope of his responsibilities as a result of the acquisition, Mr. Hambrick’s fixed salary was increased to $801,263 in October 2004. This salary adjustment placed Mr. Hambrick at approximately the 25th percentile of his peers. Mr. Hambrick’s earned fixed pay for 2004, as is reported in the compensation table, was $623,881.

Mr. Hambrick received 56% of his total cash compensation for 2004 from the performance pay plan. This award reflected: (1) actual performance exceeding the financial performance metrics under the plan; and (2) Mr. Hambrick’s significant contribution with respect to the acquisition of Noveon International, Inc.

In setting Mr. Hambrick’s total compensation, the committee considers various other aspects of corporate performance including market position, productivity, product leadership, personnel development, employee attitudes, public responsibility, quality practices and the balancing of short-term and long-term goals. For 2004, Mr. Hambrick’s total compensation was approximately at the mid-level range of comparable total compensation for chief executive officers of peer chemical companies.

In determining Mr. Hambrick’s target long-term incentive opportunity for the 2004-2006 three-year period under the long-term incentive program described above, the committee considered data provided by independent consultants and relevant trends in executive compensation practices. The payout, if any, to Mr. Hambrick under this program will depend on the actual earnings per share growth for the three-year period. The three-year earnings per share growth must reach a minimum threshold of the predetermined earnings per share growth target or no long-term incentive benefits will be paid.

Our share ownership guidelines require Mr. Hambrick, as Chief Executive Officer, to hold shares valued at four times his annual fixed pay. The guidelines provide that required ownership levels must be reached within five years following entry into a position covered by a specific level of ownership under the guidelines. Mr. Hambrick currently owns 1.4 times his annual fixed pay in shares and has until April 2009 to reach his new ownership level requirement.

Gordon D. Harnett, Chair	William P. Madar
Jerald A. Blumberg	Peggy Gordon Miller
Forest J. Farmer, Sr	Ronald A. Mitsch
Gordon D. Harnett	Dominic J. Pileggi
Victoria F. Haynes	Daniel E. Somers

Performance Comparisons

The following chart compares our combined total shareholder returns for the five years that ended December 31, 2004 to the combined total shareholder returns of the Standard & Poor’s 500 Index and the Standard & Poor’s Chemical Group Index.

We use the Standard & Poor’s 500 Index because we believe it provides a broad equity market comparison, and is widely used for comparison by our peer group. We believe we have a peer group relationship with companies in the Standard & Poor’s Chemical Group Index.

No single peer index or peer company is totally comparable to our business. Included in the Standard & Poor’s Chemical Group Index are companies that supply specialty chemicals and other related products to a wide variety of markets. Some of our direct competitors are chemical divisions that represent small portions of large oil companies. These chemical divisions are not included in the peer comparison because information is not available to us that shows those divisions separately from the parent company.

The chart assumes the investment of $100 on December 31, 1999 and the immediate investment of all dividends.

	12/99	12/00	12/01	12/02	12/03	12/04
The Lubrizol Corporation	100.00	87.09	122.72	110.16	121.46	142.15
S&P 500	100.00	90.89	80.09	62.39	80.29	89.02
S&P Chemicals Industry	100.00	84.75	84.74	82.50	104.38	124.74

EMPLOYEE AND EXECUTIVE OFFICER BENEFIT PLANS

In addition to the equity and variable compensation plans described in this proxy statement and the group health, life and disability insurance plans available to all employees, we also have the following plans for employees and executive officers.

Pension Plans

We have qualified pension plans for employees. We also have a basic supplemental defined benefit plan that provides highly paid employees with the portion of their retirement benefits not payable from the pension plan because of tax law limitations. In addition, we have a special officers’ supplemental defined benefit plan that currently covers one officer and is described in the paragraph below the pension table.

Benefits for employees including the executive officers under the pension plan and the related basic supplemental plan are based on a final average pay formula or a career average pay formula, whichever produces the higher benefit to the employee. The table below uses the final average pay formula, because it produces the higher benefit at the pay levels shown.

Final average pay is an average of an employee’s highest five consecutive years out of the last 10 years of pay. Pay for the plans consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), overtime pay, shift premium differentials, vacation and holiday pay, paid annual variable compensation, long-term disability benefits and (for purposes of the basic and special supplemental plans) cash compensation deferrals. Pay used to determine benefits for each of the named executive officers is equal to the amounts shown in the salary and bonus columns for them in the summary compensation table in this proxy statement.

Benefits are based on a 10-year certain and life annuity. Employees hired before February 1, 1984 may elect a lump sum option. Other payment options available to all employees are a joint and 100% or 50% survivor annuity.

The final average pay formula limits years of service to 30. The estimated credited years of service for each of the named executive officers (after this 30-year service limitation) is as follows: Messrs. Bares and Kirk, 30 years; Mr. Hambrick, 26 years; Dr. Hill, 22 years; Mr. Cooley, 7 years; and Mr. Bogus, 5 years.

The following table shows the estimated annual retirement benefits payable at age 65 under the pension plan and the basic supplemental defined benefit plan in the final average pay and years of service categories shown. The benefits are shown as a 10-year certain and life annuity.

	Credited Years of Service
Final Average Pay	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$ 200,000	27,140	40,710	54,280	67,850	81,420	81,420
400,000	56,140	84,210	112,280	140,350	168,420	168,420
600,000	85,140	127,710	170,280	212,850	255,420	255,420
800,000	114,140	171,210	228,280	285,350	342,420	342,420
1,000,000	143,140	214,710	286,280	357,850	429,420	429,420
1,200,000	172,140	258,210	344,280	430,350	516,420	516,420
1,400,000	201,140	301,710	402,280	502,850	603,420	603,420
1,600,000	230,140	345,210	460,280	575,350	690,420	690,420

Mr. Hambrick is the current participant in the special officers’ supplemental defined benefit plan. Benefits under this plan are based on an average of the highest three consecutive years of pay during the last ten years. The plan limits years of service to 30 and computes benefits on the basis of a 10-year certain and life annuity. Benefits are reduced for Social Security and payments made under other Lubrizol benefit plans. After making all the deductions required under the plan, the estimated additional annual benefit payable under this plan at age 65 (assuming current final average pay) to Mr. Hambrick is $225,000.

Profit Sharing and Savings Plan

We have a qualified profit sharing and savings plan for employees, including the executive officers. Each year, the Board of Directors determines the portion of Lubrizol profits that will be contributed to the plan. Profit-sharing contributions are allocated to employees’ accounts based on their pay.

In addition, employees, including the executive officers, may contribute up to 18% (16% for highly compensated employees) of base pay to the plan as a before-tax contribution. Lubrizol matches 50% of the employee’s before-tax contributions up to 4% of the employee’s base pay. Employees also may make after-tax contributions subject to an overall limit of 18% (16% for highly compensated employees) of base pay for their total before-tax and after-tax contributions.

Employees direct the investment of their contributions and the company match among a Lubrizol common share fund and 10 other funds with a range of investment characteristics.

Employees vest in profit-sharing and matching contributions at a rate of 20% per year of service. The plan allows distribution of an employee’s vested account balance after retirement, death or other termination of employment.

Deferred Compensation Plans

We have a deferred compensation plan for executive officers. Under this plan, executive officers may defer all or any portion of their total annual pay and have these amounts credited to various cash investment accounts and/or a share unit account. The investment returns of the cash investment accounts equal the performance of investment portfolios designated by the Organization and Compensation Committee. The number of share units credited to the share unit account is based on the price of Lubrizol common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on Lubrizol common shares. At the end of the deferral period, the deferrals and earnings are distributed to the participant. Cash is distributed from the cash account and Lubrizol common shares are issued equal to the number of share units in the participant’s share unit account.

In addition, we have another deferred compensation plan for executive officers. Under this plan, participants may defer any amount of their annual variable pay. Deferred amounts are converted into share units based on the current market price of Lubrizol’s shares. Lubrizol matches 25% of the amount deferred. Additional share units are credited for quarterly dividends paid on Lubrizol shares. At the end of the deferral period, which is at least three years, Lubrizol shares are issued equal to the number of share units in the participant’s account. For units attributable to match that is credited after January 1, 2004, the distribution will be made in cash.

Supplemental Retirement Plan

We have a supplemental retirement plan for Donald W. Bogus under which 500 share units are credited to an account each April 1st until his retirement from Lubrizol. The account is also credited with additional share units for quarterly dividends paid on Lubrizol shares. Upon his retirement, he may elect to receive the balance of his account in cash or common shares. For units credited after January 1, 2004, the distribution will be made in cash.

Executive Death Benefit Program

The Organization and Compensation Committee selects executive officers to participate in an executive death benefit program. This program provides a benefit to the executive officer’s designated beneficiary following the executive officers’ death. The death benefit is 250% of the participant’s fixed salary for a designated year, reducing to 150% at age 70 and 100% at age 75.

Executive Agreements

We have employment termination agreements with senior executives, including Messrs. Hambrick, Cooley, Kirk and Bogus. Each termination agreement provides that in the event of a change in control of Lubrizol, the executive will be employed by Lubrizol for up to three years at responsibility, salary and benefit levels equal to those immediately preceding the change in control. If the executive’s employment is terminated during those three years for reasons other than death, permanent disability, reaching age 65 or for cause, or if the executive terminates employment in specified circumstances, the benefits provided to the executive are:

(1)	a lump sum payment equal to three times the salary and other forms of cash compensation in effect at the time of termination, and

(2)	continued employee benefit coverage for the remainder of the three years.

The termination agreements also provide that the executive will receive an amount that will cover any excise taxes that apply.

Each executive has agreed, if the executive accepts any benefits under the termination agreement, not to compete with Lubrizol for one year after termination of employment after a change in control.

Assuming a change in control were to occur and all of the executive officers who have termination agreements were terminated as of January 1, 2005, the estimated amount of payments that we would have to make under the termination agreements (including amounts to cover excise taxes) is $28 million.

In addition to the employment termination agreements, we have employment retention agreements with Messrs. Cooley, Kirk and Bogus. Under the agreements, 15,000 shares will be granted to each executive if he remains employed by Lubrizol until January 1, 2008. In addition, the agreements for Messrs. Kirk and Bogus provide for participation in the executive death benefit program and the special officers’ supplemental defined benefit plan at the later of January 1, 2008 or age 60, provided that the executive is still employed by Lubrizol on that date.

We entered into an Early Retirement Agreement with George R. Hill, Senior Vice President, who retired on September 30, 2004. Under that agreement, we agreed to pay to Dr. Hill a lump sum of $454,615, a pro-rated amount under the performance pay plan and a pro-rated amount under the long-term incentive programs in which he was a participant. In addition, we agreed to pay for his retiree health premiums until August 31, 2005 and provide to him his and his spouse’s physical examinations during 2004.

Employee Severance Compensation Plan

We also have a severance compensation plan that provides for a severance payment to employees if, within 15 months after a change in control of Lubrizol, their employment is terminated for any reason other than death, permanent disability, voluntary retirement or for cause. Executives who receive payments under the executive termination agreements described above will not receive severance payments under the severance compensation plan.

For an employee with five or more years of service with Lubrizol, the benefit under the severance compensation plan is a lump sum payment equal to the total cash compensation received by the employee in the preceding 12-month period. Employees with less than five years but more than six months of service would receive a lesser amount proportionate to their length of service.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common shares that may be issued under the company’s equity compensation plans as of December 31, 2004.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,025,148	$31.09	(1)

Equity compensation plans not approved by security holders	(2)	N/A	(2)

Total	5,025,148	$31.09	(1)

(1)	The 1991 Stock Incentive Plan was terminated with respect to future grants effective November 15, 2004.

Effective January 1, 2003, pursuant to grants under the 1991 Stock Incentive Plan, Donald W. Bogus, Charles P. Cooley and Stephen F. Kirk each will be issued 15,000 shares if the officer remains an employee until January 1, 2008. Effective January 1, 2003, as amended July 26, 2004, pursuant to a grant under the 1991 Stock Incentive Plan, another executive officer, who terminated employment on July 29, 2004, will be issued 5,000 shares on July 29, 2005. There are no voting or dividend rights associated with these common shares unless and until they are issued.

(2)	Under a deferred compensation plan, certain executive officers may defer any amount of their variable pay under the performance pay plan. Deferred amounts are converted into share units based on the current market price of Lubrizol’s common shares. There is a 25% company match. Additional share units are credited for quarterly dividends paid on Lubrizol common shares. At the end of the deferral period, which is at least three years, common shares are issued equal to the number of share units in the participant’s account. Amounts attributable to the company match credited after January 1, 2004 will be paid in cash. As of December 31, 2004, there were 71,857 share units outstanding.

Prior to January 1, 2004, under a deferred stock compensation plan for outside directors, each director who was not a Lubrizol employee received 500 share units on each October 1st and was credited with additional share units for quarterly dividends paid on Lubrizol common shares. When a person is no longer a director, Lubrizol common shares are issued equal to the number of share units in the person’s account. As of December 31, 2004, there were 40,939 share units outstanding. No additional share units other than those credited for quarterly dividends have been or will be granted after January 1, 2004.

Under a deferred compensation plan for directors, each director who is not a Lubrizol employee may defer all or any portion of his or her yearly fee and meeting attendance fees and have these amounts credited to various cash investment accounts and/or a share unit account. The number of share units credited to the share unit account is based on the price of Lubrizol common shares on the day the share units are credited to the account and includes share units credited for quarterly dividends paid on Lubrizol common shares. When a person is no longer a director, Lubrizol shares are issued equal to the number of share units in the person’s share unit account. As of December 31, 2004, there were 45,939 share units outstanding.

Under a deferred compensation plan for officers, each executive officer may defer all or any portion of his or her total annual pay and have these amounts credited to various cash investment accounts and/or a share unit account. The number of share units credited to the share unit account is based on the price of Lubrizol common shares on the day the share units are credited to the account and includes share units credited for quarterly dividends paid on Lubrizol common shares. Upon the distribution date, Lubrizol common shares are issued equal to the number of share units in the person’s share unit account. As of December 31, 2004, there were 66,021 share units outstanding.

Under a supplemental retirement plan for Donald W. Bogus, 500 share units are credited each anniversary date of the officer’s employment to an officer’s account and includes shares units credited for quarterly dividends paid on Lubrizol shares. Upon retirement, Mr. Bogus may elect to receive cash or Lubrizol shares equal to the number of share units in the account. As of December 31, 2004, there were 2,226 share units outstanding. For units credited after January 1, 2004, the payment will be made in cash only.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and some persons who own more than 10% of our shares, to file reports of share ownership and change in ownership with the SEC, with a copy to us. We are not aware of any shareholder who owns more than 10% of our shares and is required to file these reports.

Based solely on a review of the copies of the forms furnished to us during or for 2004, and written statements from officers and directors, we believe that all officers and directors timely filed all reports required during 2004 and any prior year, except that Steve Kirk had one filing reporting one transaction that was filed one day late and another filing reporting one transaction three days late, Mark Meister and Leslie Reynolds each had one filing reporting one transaction that was filed three days late, Scott McKinley filed the initial Form 3 two days late and Scott Emerick filed the initial Form 3 one day late.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee appointed Deloitte & Touche LLP, independent registered public accountant, to audit the financial statements of Lubrizol for the year 2005. The Board of Directors recommends that you confirm this appointment.

During 2004, Lubrizol engaged Deloitte & Touche LLP to render a variety of services, including the audit of Lubrizol’s financial statements and Management’s Report on Internal Control Over Financial Reporting. A Deloitte & Touche LLP representative will attend the annual meeting, have the opportunity to make a statement and be available to answer questions.

Independent Registered Public Accountant Fees

The following table presents fees for professional audit services by Deloitte & Touche LLP for the audit of our annual financial statements for the years ended December 31, 2004 and 2003, the audit of management’s assessment of the effectiveness of internal control over financial reporting, including Management’s Report on Internal Control Over Financial Reporting for the year ended December 31, 2004, and fees billed for other services by Deloitte & Touche LLP during those periods:

	2004	2003
Audit Fees (1)	$4,003,909	$1,051,903
Audit-Related Fees (2)	115,764	155,075
Tax Fees (3)	320,529	297,222
All Other Fees (4)	31,446	38,799
Total	$4,471,648	$1,542,999

(1)	Fees for audit services billed for 2004 and 2003 consisted of:

•	Audit of the annual financial statements

•	Reviews of the quarterly financial statements

•	Statutory and regulatory audits

In addition, fees for audit services billed for 2004 include:

•	Attestation of management’s assessment of internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002

•	Comfort letters, consents, opening balance sheet procedures and other services related to Securities and Exchange Commission matters, primarily associated with the acquisition and financing of Noveon International, Inc.

(2)	Fees for audit-related services billed in 2004 and 2003 consisted of:

•	Opening balance sheet audits, other than for the acquisition of Noveon International, Inc.

•	Employee benefit plan audits

•	Agreed-upon procedure engagements

•	Financial accounting and reporting consultations

•	Due diligence associated with mergers/acquisitions

•	Advisory services in 2003 with respect to Section 404 of the Sarbanes-Oxley Act of 2002

(3)	Fees for tax services billed in 2004 and 2003 consisted of the following compliance and tax planning advice:

•	Assistance with tax return compliance in certain foreign jurisdictions

•	Assistance with Federal, state and local income tax compliance

•	Assistance with foreign tax audits

•	Tax consulting, primarily in certain foreign jurisdictions

(4)	Fees for all other services billed in 2004 and 2003 consisted of the following permitted non-audit services:

•	Tax software license fees

•	Human capital advisory services

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002.

All audit and non-audit services performed by Deloitte & Touche LLP must be pre-approved by the Audit Committee. The committee adopted a pre-approval policy that provides that between committee meetings the Chair of the Audit Committee, after considering the effect of these services on the auditor’s independence, may pre-approve audit and non-audit services up to $25,000 for each engagement, not to exceed $75,000 in the aggregate. All services approved by the Chair are reported to the Audit Committee at its next meeting. All services provided by Deloitte & Touche LLP during 2004 were pre-approved by the Audit Committee or pursuant to the pre-approval policy.

APPROVAL OF THE LUBRIZOL CORPORATION
2005 STOCK INCENTIVE PLAN

On November 15, 2004, the Organization and Compensation Committee of the Board of Directors recommended, and the Board of Directors adopted, The Lubrizol Corporation 2005 Stock Incentive Plan, subject to shareholder approval at the 2005 Annual Meeting. The Committee reviewed The Lubrizol Corporation 1991 Stock Incentive Plan and determined to terminate the 1991 Plan with respect to future grants and to adopt a new replacement plan.

There were 5,010,875 outstanding options as of December 31, 2004 that have been granted under the 1991 Plan. No further grants may be made from the 1991 Plan.

The purpose of the 2005 Plan is to encourage selected employees and directors to acquire a proprietary and vested interest in the growth and performance of Lubrizol and, therefore, create an increased incentive to our long-term future success and prosperity. The Board believes that this will enhance the value of Lubrizol for the benefit of our shareholders and enhance our ability to attract and retain individuals of exceptional talent.

The 2005 Plan provides for the granting of stock options, stock appreciation rights, performance-based awards and other equity-based awards to our employees. It also provides for the annual grant of restricted stock units to our outside directors. The 2005 Plan does not permit the repricing of options or the granting of discounted options or reloads and does not contain an evergreen provision.

The 2005 Plan includes provisions to meet the requirement for deductibility of executive compensation under Section 162(m) of the Code, with respect to options and other awards by qualifying payments under the 2005 Plan as performance-based awards.

The following is a brief description of the 2005 Plan. The full text of this Plan is attached as Appendix A to this proxy statement.

Administration and Duration of the 2005 Plan

The Organization and Compensation Committee of the Board of Directors will select the employees to be participants, determine the type and number of awards to be granted, establish rules and regulations for the administration of the 2005 Plan and interpret the rules and regulations of the 2005 Plan. Each member of the committee must be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. The Committee is made up of all of our outside directors.

The 2005 Plan will terminate on April 1, 2010, unless sooner terminated by the Board.

Limit on Awards under the 2005 Plan

The total number of common shares available for awards of stock options and stock awards under the 2005 Plan is 4,000,000 shares, of which no more than 2,000,000 can be settled as full-value awards. To provide the committee with flexibility, the 2005 Plan provides that in addition to the stated maximum awards described above, awards other than stock options and stock appreciation rights beyond the 2,000,000 limit described above, will be counted against the 4,000,000 limit in a 3-to-1 ratio. For example, if we issue 2,000,000 shares as performance shares prior to exhausting our pool of shares for stock options, the committee has the flexibility to convert a portion of the remaining shares available for options into other types of stock awards, but it must be consistent with the 3-to-1 ratio described above. The maximum number of stock options, SARs and stock awards that may be granted to an individual may not exceed 500,000 shares in any calendar year.

The shares to be issued under the 2005 Plan will be made available from authorized but unissued Lubrizol common shares, from treasury shares, or from shares purchased on the open market. Shares initially issued under the 2005 Plan that become subject to lapsed or cancelled awards or options and shares used to pay the exercise price or withheld to pay the withholding taxes will not be added back to be available for the grant of further awards and options.

Eligibility

All employees of Lubrizol and its subsidiaries as well as the outside directors will be eligible to participate in the 2005 Plan. The committee will determine who will be granted awards and the number of shares subject under those grants.

Stock Options

The committee may grant either non-qualified stock options or incentive stock options qualifying for special tax treatment under Section 422 of the Code. The price of any stock option may not be less that the fair market value of Lubrizol common shares on the date the option is granted. The option price is payable in cash or, if the grant provides, in common shares.

Option grants will vest 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date. Option grants will vest 100% upon a change of control of Lubrizol. The committee in its discretion may fully vest options upon the separation from service of any participant.

The committee determines the length of the time period during which the option may be exercised, but incentive stock options will not have a length longer than 10 years. The committee determines the terms of each stock option grant at the time of the grant.

Stock Appreciation Rights

Stock appreciation rights (SARs) may, but need not, relate to options. The committee determines the terms of each SAR at the time of grant. Distributions to the participant may be made in common stock and/or cash as determined by the committee.

Stock Awards

The committee may grant stock awards that are issued immediately and may grant stock awards that are contingent on achieving predetermined performance goals. We expect that any performance award granted to any executive officer would have as a performance measure one or more of the following performance-based measures: revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, earnings before income taxes and depreciation, return on assets, return on equity, return on invested capital, cash flow measures, market share, shareholder return and/or economic value added, of Lubrizol or any of its subsidiaries, affiliates or divisions for or within which the participant is primarily employed.

Performance goals may be based on the achievement of specified levels of Lubrizol performance (or performance of an applicable subsidiary, affiliate or division of the company) under one or more of the measures described relative to the performance of other corporations or comparable businesses. The committee will set the performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code. These performance goals and measures will be described in the Report of the Organization and Compensation Committee on Executive Compensation.

Restricted Stock Units for Outside Directors

The 2005 Plan provides for the grant to outside directors of restricted stock units. On the date of each Annual Meeting of Shareholders, each outside director automatically will be granted the number of restricted stock units that are worth $60,000, based on the fair market value of Lubrizol common shares on the date of the Annual Meeting. The restricted stock units will vest and Lubrizol common shares will be issued to the outside director upon the earliest of: 1) one year after the grant date; 2) separation from service under Lubrizol’s retirement policy for directors; 3) death while serving as a director; or 4) a change of control of Lubrizol. The number of common shares received will equal the number of restricted stock units granted. Until the shares are issued upon vesting, the director will not have voting rights or dividend rights with respect to the restricted stock units granted under the 2005 Plan.

Transferability

Awards granted under the 2005 Plan may not be transferred, except that upon the participant’s death, either the executor or administrator of the participant’s estate or the person entitled by will or the applicable laws of descent and distribution may exercise the participant’s stock options.

Certain Adjustments

The number of common shares that remain available for grant under the 2005 Plan and common shares subject to outstanding awards will be appropriately and proportionately adjusted to reflect changes in Lubrizol’s capitalization, including stock splits, stock dividends, mergers, reorganizations, consolidations, and recapitalizations. The purchase price per share under outstanding options will also be appropriately adjusted to reflect capitalization changes.

Amendment and Termination

The Board may amend or terminate the 2005 Plan but may not, without prior approval of our shareholders: 1) increase the maximum number of common shares that may be issued under the 2005 Plan; 2) extend the term of the 2005 Plan or of options granted under the Plan; 3) grant options with an exercise price below the fair market value of the Lubrizol common shares on the date of grant; or 4) take any other action that requires shareholder approval to comply with any tax or regulatory requirement.

U.S. Tax Treatment of Options and Awards

Incentive Stock Options

An optionee will have no taxable income upon the grant or exercise of an incentive stock option (except that alternative minimum tax may apply) and generally does not realize taxable income until the sale of the shares received upon exercise of the option. If the optionee holds the shares for at least two years after the grant of the option and one year after the exercise of the option, any gain upon the sale of the shares will be treated as long term capital gain. In that event, Lubrizol will not be entitled to a tax deduction in connection with the grant or exercise of the option. If the optionee sells the shares prior to two years after grant or one year after exercise (a disqualifying disposition), then the difference between the option price and the fair market value of the shares on the date of exercise (or, in certain cases, the amount realized on sale, if less than the market value on the date of exercise) is taxable as ordinary income to the optionee and is deductible by Lubrizol for federal income tax purpose. The excess, if any, of the sale price over the fair market value on the date of exercise will be short-term capital gain to the optionee. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in the optionee’s income as a result of a disqualifying disposition.

Non-Qualified Stock Options

An optionee will have no taxable income and Lubrizol will not be entitled to a tax deduction upon the grant of a non-statutory option. Upon the exercise of a non-statutory stock option, Lubrizol is entitled to a tax deduction and the optionee realizes ordinary income in the amount by which the fair market value of the common shares exceeds the option price. The optionee’s basis in the shares is equal to the sum of the option price plus the amount includible in the optionee’s income as compensation upon exercise. On the subsequent sale of common shares received upon the exercise of a non-statutory stock option, the difference between the fair market value of the common shares on the date of receipt and the amount realized on the sale will be treated as capital gain or loss, which will be short or long term depending on how long the optionee held the shares prior to the sale.

If a non-qualified option is exercised by tendering previously owned Lubrizol common shares in payment of the option price, a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange and the optionee’s basis and holding period for this number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of the number of exchanged shares, the optionee’s basis in the excess shares will be equal to the amount of the compensation income, and the holding period in those shares will begin on the date of exercise.

Stock Appreciation Rights

A participant will have no taxable income and Lubrizol will not be entitled to a tax deduction at the time of the grant of an SAR. Upon the exercise of an SAR for cash the participant realizes ordinary income in the amount of the cash received. Upon the exercise of an SAR for shares, the participant realizes ordinary income equal to the difference between the then current fair market value of the shares and the grant price. Lubrizol will be entitled to a tax deduction equal to the amount of ordinary income realized by the participant. On the subsequent sale of common shares received upon the exercise of an SAR, the difference between the fair market value of the common shares on the date of receipt and the amount realized on the sale will be treated as capital gain or loss, which will be short or long term depending on hold long the participant held the shares prior to the sale.

Stock Awards/Performance Awards

A participant will have no taxable income at the time of grant of a stock award or performance award if the award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a stock award, the participant realizes ordinary income equal to the then fair market value of the stock. Subject to the applicable provisions of the Code, Lubrizol will be entitled to a tax deduction equal to the amount of ordinary income realized by the participant.

Tax Treatment of Awards to Outside Directors

The grant and vesting of restricted stock units to outside directors may be taxed on a different basis.

Approval of the 2005 Plan requires the affirmative vote of the holders of a majority of the common shares represented at the 2005 Annual Meeting.

The Board of Directors recommends a vote FOR this proposal.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

Any shareholder who wants to present a proposal at the 2006 Annual Meeting of Shareholders and have it included in our proxy materials must send us the proposal no later than November 16, 2005. Shareholder proposals submitted after that date but before February 23, 2006 may be presented at the annual meeting but will not be included in the proxy materials. If a shareholder proposal is received after February 23, 2006, the persons named on the proxy card may vote in their discretion regarding the proposal all of the shares for which we have received proxies for the annual meeting.

THE LUBRIZOL CORPORATION

L. M. Reynolds
Secretary

March 16, 2005

Appendix A

THE LUBRIZOL CORPORATION 2005
STOCK INCENTIVE PLAN

Section 1. Purpose.  The purposes of The Lubrizol Corporation 2005 Stock Incentive Plan are to encourage selected employees of The Lubrizol Corporation and its Subsidiaries and Outside Directors of the Company to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of shareholders, and to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

Section 2. Definitions.  As used in the Plan, the following terms have the meanings set forth below:

(a)“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Stock Award granted pursuant to the provisions of the Plan.

(b)“Award Agreement” means a written document evidencing any Award granted hereunder, signed by the Company and delivered to the Participant or Outside Director, as the case may be.

(c)  “Board” means the Board of Directors of the Company.

(d)  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)  “Committee” means a committee of not less than three (3) Outside Directors of the Board, each of whom must be a “disinterested person” within the meaning of Rule 16b-3(d)(3) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule or statute.

(f)  “Company” means The Lubrizol Corporation.

(g)  “Employee” means any employee of the Company or of any Subsidiary.

(h)  “Fair Market Value” means the average of the high and low price of a Share on the New York Stock Exchange on the Grant Date (in the case of a Grant), or any other relevant date.

(i)  “Full-value Awards” means Awards that result in the Company transferring the full value of any underlying Share issued in the transaction. Full-value Awards will include all Restricted Stock Awards, performance shares, performance rights, Stock-settled SARs, and certain other stock based Awards.

(j)  “Grant Date” means the date on which the Board approves the grant of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Stock Award, and, with respect to a Restricted Stock Unit Award granted to an Outside Director, the date specified pursuant to Section 10 on which such Award is granted.

(k)  “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422A of the Code or any successor provision thereto.

(l)  “Non-Statutory Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(m)  “Option” means an option to purchase Shares granted hereunder.

(n)  “Option Price” means the purchase price of each Share under an Option.

(o)  “Outside Director” means a member of the Board who is not an employee of the Company or of any Subsidiary.

(p)  “Participant” means an Employee who is selected by the Committee to receive an Award under the Plan.

(q)	“Plan” means The Lubrizol Corporation 2005 Stock Incentive Plan.

(r)  “Restricted Stock Award” means an award of restricted Shares under Section 8 hereof.

(s)  “Restricted Stock Unit Award” means an award of restricted stock units under Section 10 hereof.

(t)  “Restriction Period” means the period of time specified in an Award Agreement during which the following conditions remain in effect: (i) certain restrictions on the sale or other disposition of Shares awarded under the Plan, (ii) subject to the terms of the applicable Award Agreement, the continued employment of the Participant, and (iii) other conditions forth in the applicable Award Agreement.

(u)  “Shareholders’ Meeting” means the annual meeting of shareholders of the Company in each year.

(v)  “Shares” means common shares without par value of the Company.

(w)  “Stock Appreciation Right” means the right to receive a payment in cash or in Shares, or in any combination thereof, from the Company equal to the excess of the Fair Market Value of a stated number of Shares at the exercise date over a fixed price for such Shares.

(x)  “Stock Award” means the grant of Shares under the Plan.

(y)  “Stock-settled SAR” means the grant of a Stock Appreciation Right whereby the appreciation of the underlying Shares (the value to the Employee from the exercise of any Stock Appreciation Right grant) is settled in Shares, either for the full number of Shares or the appreciation net of any tax obligation.

(z)  “Subsidiary” means a corporation which is at least 80% owned, directly or indirectly, by the Company.

(aa)  “Voting Stock” means the then-outstanding securities entitled to vote generally in the election of directors of the Company.

Section 3. Administration.  The Plan is administered by the Committee. Members of the Committee are appointed by and serve at the pleasure of the Board, and may resign by written notice filed with the Chairman of the Board or the Secretary of the Company. A vacancy on the Committee will be filled by the appointment of a successor member by the Board. Subject to the express provisions of this Plan, the Committee has conclusive authority to select Employees to be Participants for Awards and determine the type and number of Awards to be granted, to construe and interpret the Plan, any Award granted hereunder, and any Award Agreement entered into hereunder, and to establish, amend, and rescind rules and regulations for the administration of this Plan and has additional authority as the Board may from time to time determine to be necessary or desirable. Notwithstanding the foregoing, the Committee does not have the discretion with respect to Restricted Stock Awards granted to Outside Directors pursuant to Section 10 as to prevent any Award granted under this Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, as set forth in Rule 16b-3 thereunder or any successor rule or statute.

Section 4. Shares Subject to the Plan.

(a)  Subject to adjustment as provided in the Plan, the maximum number of shares as to which Awards may be granted under this Plan is 4,000,000 Shares, of which no more than 2,000,000 Shares can be settled as full-value Awards; provided, however, that no more than 500,000 Shares will be available for grant to any Participant during a calendar year. In addition to the stated maximums described above, this Plan provides the Committee with the flexibility to convert the Shares reserved solely for Options and the grant of Stock Appreciation Rights into “full value” awards (e.g., restricted stock, performance shares, etc.). Specifically:

(i)  For every Option or Stock Appreciation Right granted, the number of Shares available for grant shall be reduced by one Share for every one Share granted;

(ii)  For each of the first 2,000,000 Shares granted as Awards other than Options or the grant of a Stock Appreciation Right, the number of Shares available for grant shall be reduced by one Share for every one Share granted;

(iii)  For any Awards settled as a full-value Award in excess of the 2,000,000 Share limit, the number of Shares available for grant shall be reduced by three Shares for every one Share granted

For example, if we issue 2,000,000 Shares as performance shares prior to exhausting our pool of shares for Options, the Committee has the flexibility to convert a portion of the remaining options into other Award types, but it must be consistent with the 3-to-1 ratio described above.

The Company believes this provision provides for the maximum equity plan design flexibility while continuing to protect the long-term interests of shareholders.

(b)Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury shares. If: (i) any Shares subject to any Award granted hereunder are forfeited, (ii) any Award otherwise terminates without the issuance of Shares or payment of other consideration in lieu of Shares; (iii) Shares are used to pay the exercise price of an Option; or (iv) Shares are withheld from issuance to pay withholding taxes, the Shares subject to the Award, to the extent of any such forfeiture, termination or withholding, will not again be available for issuance under the Plan as if the Shares had not been subject to an Award.

(c)The number of Shares which remain available for issuance pursuant to this Plan, together with Shares subject to outstanding Awards, at the time of any change in the Company’s capitalization, including stock splits, stock dividends, mergers, reorganizations, consolidations, recapitalizations, or other changes in corporate structure will be appropriately and proportionately adjusted to reflect such change in capitalization.

Section 5. Eligibility.  Any Employee is eligible to be selected as a Participant.

Section 6. Stock Options.  Non-Statutory Stock Options and Incentive Stock Options may be granted hereunder to Participants either separately or in conjunction with other Awards granted under the Plan. Any Option granted to a Participant under the Plan will be evidenced by an Award Agreement in the form as the Committee may from time to time approve. Any Option will be subject to the following terms and conditions and to any additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee deems desirable.

(a)  Option Price. The purchase price per Share under an Option will be fixed by the Committee in its sole discretion; provided that the purchase price will not be less than one hundred percent (100%) of the Fair Market Value of the Share on the Grant Date of the Option. Payment of the Option Price may be made in cash, Shares, or a combination of cash and Shares, as provided in the Award Agreement relating thereto.

(b)  Option Period. The term of each Option will be fixed by the Committee in its sole discretion; provided that no Incentive Stock Option may be exercisable after the expiration of ten years from the Grant Date.

(c)  Exercise of Option. Options may be exercisable to the extent of fifty percent (50%) of the Shares subject thereto after one year from the Grant Date, seventy-five percent (75%) of such Shares after two years from the Grant Date, and one hundred percent (100%) of such Shares after three years from the Grant Date, subject to any provisions respecting the exercisability of Options that may be contained in an Award Agreement.

(d)  Incentive Stock Options. The aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company, of any parent corporation, or Subsidiary) will not exceed $100,000 or, if different, the maximum limitation in effect at the Grant Date under Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder. The terms of any Incentive Stock Option granted hereunder will comply in all respects with the provisions of Section 422A of the Code, or any successor provision, and any regulations promulgated thereunder.

Section 7. Stock Appreciation Rights.  Stock Appreciation Rights may be granted hereunder to Participants either separately or in conjunction with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Any Stock Appreciation Right related to a Non-Statutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. Any Stock Appreciation Right related to an Option will be exercisable only to the extent the related Option is exercisable. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof terminates and is no longer exercisable upon the termination or exercise of the related Option. Similarly, upon exercise of a Stock Appreciation Right as to some or all of the Shares covered by a related Option, the related Option will be canceled automatically to the extent of the Stock Appreciation Rights exercised, and such Shares will not thereafter be eligible for grant under Section 4(a). The Committee may impose any conditions or restrictions on the exercise of any Stock Appreciation Right as it deems appropriate.

Section 8. Restricted Stock Awards.

(a)  Issuance. Restricted Stock Awards may be issued hereunder to Participants, either separately or in conjunction with other Awards granted under the Plan. Each Award under this Section 8 will be evidenced by an Award document from the Company which will specify the vesting schedule, any rights of acceleration and such other terms and conditions as the Board determines, which need not be the same with respect to each Participant.

(b)  Registration. Shares issued under this Section 8 will be evidenced by issuance of a stock certificate or certificates registered in the name of the Participant bearing the following legend and any other legend required by, or deemed appropriate under, any federal or state securities laws:

The sale or other transfer of the common shares represented by this certificate is subject to certain restrictions set forth in the Award document granted to (the registered owner) by The Lubrizol Corporation dated , under The Lubrizol Corporation 2005 Stock Incentive Plan. A copy of the Plan and Award document may be obtained from the Secretary of The Lubrizol Corporation.

Unless otherwise provided in the Award document from the Company, the certificates will be retained by the Company until the expiration of the Restriction Period. Upon the expiration of the Restriction Period, the Company will (i) have the legend removed from the certificates for the Shares to which a Participant is entitled in accordance with the Award document from the Company and (ii) release the Shares to the custody of the Participant.

(c)  Forfeiture. Except as otherwise determined by the Committee at the Grant Date, upon separation of service of the Participant for any reason during the Restriction Period, all Shares still subject to restriction will be forfeited by the Participant and retained by the Company; provided that in the event of a Participant’s retirement, permanent disability, death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Participant’s Shares. In such case, unrestricted Shares will be issued to the Participant at the time determined by the Committee.

(d)  Rights as Shareholders. At all times during the Restriction Period, Participants will be entitled to full voting rights with respect to all Shares awarded under this Section 8 and will be entitled to dividends with respect to the Shares.

Section 9. Stock Awards.  Awards of Shares may be granted hereunder to Participants, either separately or in conjunction with other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee has the sole and complete authority to determine (i) the Employees to whom Awards will be granted, (ii) the time or times at which the Awards will be granted, (iii) the number of Shares to be granted pursuant to the Awards, and (iv) all other conditions of the Awards. Conditions may include issuance of Shares at the time of the Award is granted or issuance of Shares at a time or times subsequent to the time the Award is granted, which subsequent times may be specifically established by the Committee and/or may be determined by reference to the satisfaction of one or more performance measures specified by the Committee. The provisions of Stock Awards need not be the same with respect to each Participant.

Section 10. Outside Directors’ Restricted Stock Unit Awards.

On the close of business on the date of each Annual Meeting of Shareholders, each Outside Director will automatically be granted a number of Restricted Stock Units equal to an amount calculated by dividing $60,000 by the Fair Market Value of a Share on the Grant Date, which will be subject to the following terms and conditions and to any additional terms and conditions, not inconsistent with the provisions of the Plan, as are contained in the applicable Award Agreement.

(a)  Vesting. Restricted Stock Unit Awards granted pursuant to this Section 10 will vest upon the earliest to occur of the following dates:

(i)	one year after the Grant Date;

(ii)	separation from service under a retirement plan or policy of the Company;

(iii)	death while serving as a director; or

(iv)	Change of Control pursuant to Section 11.

Section 11. Change in Control.  Notwithstanding the provisions of Sections 6(c) and 10(a), outstanding Options will become 100% exercisable and any other outstanding Awards hereunder will become fully vested and without any restrictions upon the occurrence of any Change in Control (as hereafter defined) of the Company; except that no Option may be exercised prior to the end of six months from the Grant Date.

Notwithstanding the provisions of Section 8 and the applicable Award Agreement, any outstanding Restricted Stock Awards will become fully vested and without any restrictions upon the occurrence of any Change in Control of the Company.

For all purposes of the Plan, a “Change in Control” will occur if any of the following events occurs:

(a)  The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

(b)  The Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

(c)  There is a report filed on Schedule 13D or Schedule 14D-l (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the Voting Stock;

(d)  The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

(e)  If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this Section 11(e), each Director who is first elected, or first nominated for election by the Company’s stockholders, by a vote of at least two thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

Notwithstanding the foregoing provisions of Section 11(c) or 11(d) hereof, unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” will not occur for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, or (iii) any employee stock ownership plan or any other employee benefit plan sponsored by the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

Section 12. Amendments and Termination.  The Board may, at any time, amend, alter or terminate the Plan, but no amendment, alteration, or termination may be made that would impair the rights of an Outside Director or Participant under an Award previously granted, without the Outside Director’s or Participant’s consent, or that without the approval of the shareholders would:

(a)  except as is provided in Sections 4(b) and 13(c) of the Plan, increase the total number of Shares which may be issued under the Plan;

(b)  change the class of employees eligible to participate in the Plan; or

(c)  materially increase the benefits accruing to Participants under the Plan;

so long as such approval is required by law or regulation; provided that, as long as required by law or regulation, the provisions of Section 10 hereof may not be amended or altered more than once every six (6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

The Committee may amend the terms of any Award heretofore granted (except, with respect to Restricted Stock Awards granted pursuant to Section 10 hereof, only to the extent not inconsistent with Rule 16b-3 under the Exchange Act or any successor rule or statute), prospectively or retroactively, but no such amendment may impair the rights of any Participant or Outside Director without his consent.

Section 13. General Provisions.

(a)  No Option or other Award may be assignable or transferable by a Participant or an Outside Director otherwise than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights may be exercised during the Participant’s lifetime only by the Participant, or, if permissible under applicable law, by the guardian or legal representative of the Participant.

(b)  The term of each Award will be for a period of months or years from its Grant Date as may be determined by the Committee or as set forth in the Plan; provided that in no event may the term of any Incentive Stock Option or any Stock Appreciation Right related to any Incentive Stock Option exceed a period of ten (10) years from the Grant Date.

(c)  In the event of a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that Shares are changed into or become exchangeable for a larger or smaller number of Shares, thereafter the number of Shares subject to outstanding Awards granted to Participants and to any Shares subject to Awards to be granted to Participants pursuant to this Plan will be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of Shares by reason of such change in corporate structure; provided, however, that the number of Shares will always be a whole number, and the purchase price per Share of any outstanding Options will, in the case of an increase in the number of Shares, be proportionately reduced, and, in the case of a decrease in the number of Shares, be proportionately increased. The above adjustment will also apply to any Shares subject to Restricted Stock Awards granted to Outside Directors pursuant to the provisions of Section 10.

(d)  No Employee may have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

(e)  The prospective recipient of any Award under the Plan will not, with respect to the Award, be deemed to have become a Participant, or to have any rights with respect to the Award, until and unless the recipient complies with the then applicable terms and conditions.

(f)  All certificates for Shares delivered under the Plan pursuant to any Award will be subject to any stock-transfer orders and other restrictions as the Committee deems advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)  Except as otherwise required in any applicable Award document or by the terms of the Plan, Participants will not be required, under the Plan, to make any payment other than the rendering of services.

(h)  The Company is authorized to withhold from any payment under the Plan, whether the payment is in Shares or cash, all withholding taxes due in respect of the payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(i)  Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(j)  Nothing in the Plan interferes with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor does the Plan confer upon any Participant any right to continued employment with the Company or any Subsidiary.

Section 14. Effective Date of the Plan.  The Plan will be effective upon adoption of the Plan by the Board of Directors of the Company. The Plan will be submitted to the shareholders of the Company for approval within one year after its adoption by the Board of Directors, and if the Plan is not approved by the shareholders, the Plan will be void and of no effect. Any Awards granted under the Plan prior to the date the Plan is submitted for approval by the shareholders will be void if the shareholders do not approve the Plan.

Section 15. Expiration of the Plan.  Awards may be granted under this Plan at any time prior to April 1, 2010, on which date the Plan will expire but without affecting any outstanding awards.

THE LUBRIZOL CORPORATION
29400 LAKELAND BLVD.
WICKLIFFE, OH 44092-2298

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Lubrizol Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE LUBRIZOL CORPORATION

The Board recommends a vote FOR proposals 2 and 3.

Vote on Directors
1.	Election of Directors – Nominees 01) Peggy Gordon Miller 02) Dominic J. Pileggi				For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Vote on Proposals								For	Against	Abstain

2.	Adoption of The Lubrizol Corporation 2005 Stock Incentive Plan							☐	☐	☐

3.	Confirmation of appointment of Deloitte & Touche LLP as the Independent Registered Public Accountant							☐	☐	☐

For comments, please check this box and write them on the back where indicated				☐

		Yes	No
Please indicate if you would like to keep your vote confidential under the current policy		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE LUBRIZOL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2005 ANNUAL MEETING OF SHAREHOLDERS

APRIL 25, 2005

The undersigned shareholder of The Lubrizol Corporation hereby appoints J. L. Hambrick, C. P. Cooley and L. M. Reynolds, and each of them, as agents, with full power of substitution, to vote the shares of the undersigned at the 2005 Annual Meeting of Shareholders of The Lubrizol Corporation to be held on April 25, 2005 at 10:00 a.m. Eastern Daylight Time at the Radisson Hotel and Conference Center – Eastlake, 35000 Curtis Boulevard, Eastlake, Ohio, and at any adjournments thereof, as indicated on the reverse side of this proxy card.

Should you have an account in The Lubrizol Corporation Employees’ Profit Sharing and Savings Plan, this proxy represents the number of Lubrizol shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the Plan for the shares allocable to that plan account and shares for which no voting instructions are received, this proxy will serve as voting instructions to State Street Bank and Trust Company, Trustee for the Plan, or its designee. The Plan provides that the Trustee will vote each participant’s shares in accordance with the participant’s instructions. If the Trustee does not receive voting instructions for Lubrizol shares allocable to the Plan account by April 20, 2005, those shares and any other Lubrizol shares under the Plan for which no voting instructions are received, will be voted, in accordance with the terms of the Plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the Trustee is authorized to vote upon such other matters as may properly come before the meeting.

Please specify your choices by marking the appropriate boxes on the reverse side. If no specification is made authority is granted to cast the vote of the undersigned FOR ELECTION of the nominees and FOR Items 2 and 3. The agents named above cannot vote these shares unless you sign and return this proxy card or chose alternative voting options as indicated on the reverse side of this proxy card.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE